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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                                  Billserv, Inc
                        ---------------------------------
                                (Name of Issuer)




                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)



                                   090181 10 8
                                   -----------
                                 (CUSIP Number)



                                DECEMBER 31, 2001
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                                Page 1 of 6 pages

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The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)

















                                Page 2 of 6 pages

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  -------------------------                           -------------------------
  CUSIP NO. 090181 10 8                  13G              PAGE 2 OF 6 PAGES
  -------------------------                           -------------------------

 ----- ------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

       Louis A. Hoch
 ----- ------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER           (a) / /
       OF A GROUP (SEE INSTRUCTIONS)                   (b) / /
 ----- ------------------------------------------------------------------------
 3     SEC USE ONLY
 ----- ------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS
 ----- ------------------------------------------------------------------------

  NUMBER OF        5     SOLE VOTING POWER
                         1,129,738
    SHARES         ----- ------------------------------------------------------
                   6     SHARED VOTING POWER
 BENEFICIALLY            0
                   ----- ------------------------------------------------------
  OWNED BY         7     SOLE DISPOSITIVE POWER
                         0
    EACH           ----- ------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
REPORTING PERSON         1,129,738
                   ----- ------------------------------------------------------

    WITH:
 ----- ------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,129,738
 ----- ------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       (SEE INSTRUCTIONS)                                  / /
 ----- ------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       5.0%
 ----- ------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*
       IN
 ----- ------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 3 of 6 pages

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ITEM 1.

          (a)  Name of Issuer:

               Billserv, Inc
               -----------------------------------------------------------------
          (b)  Address of Issuer's Principal Executive Offices:

               211 N. Loop 1604 E. Ste. 100
               San Antonio, TX 78232
               -----------------------------------------------------------------
ITEM 2.

          (a)  Name of Person Filing:

               Louis A. Hoch
               -----------------------------------------------------------------
          (b)  Address of Principal Business Office or, if none, Residence:

               211 N. Loop 1604 E. Ste. 100
               San Antonio, TX 78232
               -----------------------------------------------------------------
          (c)  Citizenship:

               Texas
               -----------------------------------------------------------------
          (d)  Title of Class of Securities:

               Common Stock, par value $0.001
               -----------------------------------------------------------------
          (e)  CUSIP Number:

               090181 10 8
               -----------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          (a)    |_|  Broker or Dealer registered under Section 15 of the
                      Act (15 U.S.C. 78o);
          (b)    |_|  Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C.78c);
          (c)    |_|  Insurance company as defined in section 3(a)19) of the Act
                      (15 U.S.C.78c);
          (d)    |_|  An investment company registered under section 8 of
                      the Investment Company Act of 1940 (15 U.S.C. 80a-8);
          (e)    |_|  An investment adviser in accordance withss.240.13d-1(b)(1)
                      (ii)(E);
          (f)    |_|  An employee benefit plan or endowment fund in accordance
                         withss.240.13d-1(b)(1)(ii)(F);
          (g)    |_|  A parent holding company or control person in accordance
                      withss.240.13d-1(b)(ii)(G);
          (h)    |_|  A savings association as defined in Section 3(b) of the
                      Federal  Deposit  Insurance Act (12 U.S.C. 1813);
          (i)    |_|  A church plan that is excluded from the definition of
                      an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)    |_|  Group, in accordance withss.240.13d-1(b)(1)(ii)(J)

                                Page 4 of 6 pages

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ITEM 4.  OWNERSHIP
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount Beneficially Owned:
               1,129,738
               -----------------------------------------------------------------
          (b)  Percent of Class:
               5.0%
               -----------------------------------------------------------------
          (c)  Number of shares as to which such person has:

               (i)     Sole power to vote or to direct the vote:
                       1,129,738
                       ---------------------------------------------------------
               (ii)    Shared power to vote or to direct the vote:
                       0
                       ---------------------------------------------------------
               (iii)   Sole power to dispose or to direct the disposition of:
                       0
                       ---------------------------------------------------------
               (iv)    Shared power to dispose or to direct the disposition of:
                       1,129,738
                       ---------------------------------------------------------

INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY If a

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP If a group

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

ITEM 10. CERTIFICATION

     (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 5 of 6 pages

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                                   [SIGNATURE]

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     2/14/02
                                   --------------------------------------------
                                                      Date

                                               /s/ Louis A. Hoch
                                   --------------------------------------------
                                                   Signature

                                           Louis A. Hoch, President & COO
                                   --------------------------------------------
                                                   Name/Title













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